EXHIBIT 99.1

First Mid Names Matt Smith CEO and President; Joe Dively to Transition to Executive Chairman as Part of Planned Succession

MATTOON, Ill., April 29, 2026 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (“First Mid”) today announced a leadership transition as part of its long-term, board-led succession planning process. Effective July 1, 2026, Matthew K. Smith, President of the Company, will become Chief Executive Officer and President of First Mid and its subsidiary, First Mid Bank & Trust, N.A., and will be appointed to the Company’s Board of Directors. Joseph R. Dively, Chairman and Chief Executive Officer, will transition to Executive Chairman of the Board.

The decision follows a comprehensive, multi-year process led by the Board of Directors to identify the right leader to guide First Mid forward while maintaining the culture, strategy, and performance that define the Company.

Smith joined First Mid in 2016 as Chief Financial Officer and was named President in June 2025. In those roles, he has helped shape the Company’s financial strategy, capital planning, and merger and acquisition activity, playing a key role in its expansion. During his tenure, First Mid has grown from approximately $2.8 billion to $9.3 billion in total assets, driven by both strategic initiatives and organic performance.

A Certified Public Accountant (CPA), Smith holds undergraduate and graduate degrees in finance, business administration, and accounting, and has completed executive leadership programs and the Graduate School of Banking. He is actively engaged in the communities First Mid serves.

“I am honored to step into this role and build on the foundation established under Joe’s leadership,” said Smith. “First Mid’s priorities remain unchanged – serving our customers exceptionally well, supporting our communities with purpose, managing risk with discipline, and deploying capital where it generates the highest long-term return for shareholders.”

Dively has served as Chairman and Chief Executive Officer of First Mid Bancshares, Inc. since January 1, 2014, and has been a Director since 2004. He previously served as Senior Executive Vice President of First Mid Bancshares, Inc. and President of First Mid Bank & Trust from May 2011 to December 2013.

Over the course of his tenure, Dively has led First Mid through a period of substantial growth and diversification across its business lines, expanding the Company’s footprint and broadening its revenue base. Early in his leadership, he helped guide the decision to list on the Nasdaq, providing greater access to capital and supporting the Company’s ability to pursue acquisitions. His leadership has emphasized long-term relationships, disciplined expansion, and investment in the people and communities First Mid serves. He has fostered a strong culture and an engaging work environment, helping the Company earn multiple Top Workplaces recognitions. Under his direction, First Mid has delivered consistent financial results while remaining committed to its community banking model, reinforcing its position as a trusted financial institution.

“This reflects a well-planned leadership transition and the depth of the team we’ve built,” said Dively. “Matt and I have worked closely together for the past decade, and he has played a significant role in shaping First Mid into the company it is today. He has built strong relationships across our organization and with our investors and partners, and I have full confidence in his leadership as he steps into this role. I look forward to continuing to work with him in the years ahead.”

As Executive Chairman, Dively will continue to lead the Board’s strategy, governance, and oversight, while retaining primary responsibility for First Mid’s mergers and acquisitions strategy and related relationships. He will partner with Smith on these efforts, ensuring alignment and sustained momentum as the Company continues to pursue new opportunities.

Supported by an experienced leadership team that has been intentionally built over time, this transition underscores First Mid’s commitment to disciplined succession planning, strong governance, and continuity in how the Company serves its customers, communities, and shareholders.

First Mid provides comprehensive financial services including banking, insurance, wealth management, brokerage, and ag services through its operating subsidiaries First Mid Bank & Trust, First Mid Insurance Group, and First Mid Wealth Management. More information about First Mid is available at www.firstmid.com.

About First Mid Bancshares, Inc.: First Mid Bancshares, Inc. is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, First Mid Wealth Management Company, and Two Rivers Bank & Trust. First Mid is a $9.3 billion community-focused organization that provides financial services including banking, insurance, wealth management, brokerage, and ag services through a network of locations in Illinois, Iowa, Missouri, Texas, and Wisconsin, and a loan production office in Indiana. Together, our First Mid team takes great pride in providing solutions and services to our customers and communities and has done so since 1865. More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”. Member FDIC | Equal Housing Lender.

Investments and Insurance Products: Not a Deposit | Not Guaranteed by the Bank or its Affiliates | Not FDIC Insured | Not Insured by Any Federal Government Agency | May Go Down in Value.

Media Contact:
media@firstmid.com